Exhibit 99.2

CLP Valuation Webinar Script

March 16, 2015, @ 3:00 p.m. EDT

Moderator Name:

Moderator

Welcome to the CNL Lifestyle Properties valuation conference call. On the call today will be Steve Mauldin, president and chief executive officer, Joe Johnson, senior vice president and chief financial officer and John Starr, senior vice president and chief portfolio management officer. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments.

As with any investment, investing in CNL Lifestyle Properties is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in filings with the SEC, which also may be accessed through the company’s website at www.CNLLifestyleREIT.com. Each listener is encouraged to review those filings together with all other information provided therein.

I will now turn the call over to Steve Mauldin, president and CEO of CNL Lifestyle Properties.

Overview

Thank you, [MODERATOR NAME]. Good afternoon and thank you for joining us today as we review and discuss our most recent estimated per share net asset valuation, and also share important information on the REIT.

CNL Lifestyle Properties is a real estate investment trust that has built a unique and diversified portfolio of lifestyle-related assets that in many ways reflect the American lifestyle. As of December 31, 2014, we had more than $2.3 billion of assets under management and owned 105 real estate assets, found in 34 states and two Canadian Provinces. Our portfolio remains quite diversified both by geography and asset class to help mitigate against operational seasonality and volatility. Many of our properties are well-known, iconic places, such as the Mount Washington Resort at Bretton Woods, Elitch Gardens theme park in downtown Denver, Crested Butte Mountain Resort in the Colorado Rockies and Pacific Park on the Santa Monica Pier.

As we have reported on over time, in March of last year we engaged Jefferies LLC, a leading investment banking and advisory firm, to assist management and our board of directors in our analysis and execution of strategic alternatives in an effort to provide liquidity to our shareholders. We are very deep into this process as a function of our work over the past year and our target still remains to provide liquidity on or around year-end 2015. Due to the fact that, today, we are in extensive, real-time discussions and negotiations with various parties on components of the Company and its portfolio, a Q&A session will not follow today’s Webinar, as we do not want to inadvertently impede this process and our ongoing, again real-time, negotiations.

The purpose of today’s call is to provide an update on our most recent valuation work, as well as other important board of director actions that were taken and announced over the last couple of weeks. On March 6, 2015, our board of directors determined that the estimated net asset value (or “NAV”) per share of our common stock was $5.20 as of December 31, 2014. This marks our third annual valuation of our assets and liabilities. While this valuation is 24 percent lower than the estimated December 31, 2013 NAV per share, we remain convinced that we have assembled a compelling and very difficult-to-replicate collection of assets. As we previously signaled in late December of 2014, our board also approved the reduction of the quarterly cash distribution to $0.05 per share effective with the first quarter 2015 distribution. We will talk more about these important initiatives later in this call.

Since our last NAV we have been very active as a company to further position the REIT for ultimate liquidity. In the second half of last year, we completed the sale of our entire portfolio of golf assets to an unrelated third party for a total sales price of approximately $320 million subject to adjustment for certain receivables and operational fees and expenses. Net cash from this transaction was approximately $200 million after repayment of golf-related debt. The net proceeds were used primarily to retire debt and make strategic and very select capital expenditures to enhance certain properties in other sectors. The initial aggregate purchase price of the golf assets acquired between 2006 and 2008 was approximately $555 million, which does not include additional capital expenditures and improvements at the assets. These figures underscore the fact that the Company’s investment in the golf sector was significantly challenged. By way of reference, all of our previous golf assets were purchased between 2006 and 2008 – pre-Recession. In recognition of the operating and valuation realities of our golf portfolio, we previously recorded impairments of almost $200 million in late 2013 and early 2014 to write down the golf properties’ book values to our estimated sales price, less costs to sell.

In December 2014, right before Christmas, we signed a definitive purchase and sale agreement with Senior Housing Properties Trust (who is listed on the NYSE under the ticker symbol “SNH”). SNH is an unaffiliated third party who has contracted with us to buy our entire 38-property senior housing portfolio. The sales price of the portfolio is $790 million, subject to adjustment for certain receivables and operational fees and expenses. Upon the completion of the sale of the portfolio, we expect to record a gain of approximately $178 million, representing an approximate 29 percent premium over our purchase prices for the assets. We fully anticipate this transaction will close late in the second quarter of 2015, although there is not complete certainty that the sale will be concluded.

More recently, this month we announced that we entered into a definitive agreement to sell our roughly 82 percent interest in the Dallas Market Center to an affiliate of our existing joint venture partner, Crow Holdings. The sale price of our interest is $140 million, which represents approximately a 36 percent premium over our investment basis. We anticipate that this transaction will close in the second quarter as well and, much like our announced senior housing sale, there is no certainty that the sale will be completed.

Today and as we look ahead to the second and third quarters of the year, we continue our very active work with Jefferies and our board, and our board’s Special Committee and its advisors to further identify, evaluate and execute on additional transactions, all of which are designed to assist in providing liquidity to our shareholders. For over a year now, we have been wholly committed to this process and have worked diligently and remain steadfast in our resolve to achieve the best possible outcome for our shareholders, given market conditions.

Now I would like to turn the call over to John Starr, our chief portfolio management officer, to discuss the net asset valuation work and methodology in more detail.

Estimated NAV & Methodology

We estimated our net asset value per share based on certain methodologies recommended by the Investment Program Association, or IPA, which became effective May 1, 2013. To comply with industry guidelines for our estimated NAV, our board of directors engaged CBRE Capital Advisors or CBRE, to assist in determining the estimated net asset value for CNL Lifestyle Properties. CBRE is an investment banking firm that specializes in providing real estate-related financial services and is a subsidiary of CBRE Group, Inc., a Fortune 500 and S&P 500 company and one of the world’s largest commercial real estate services and investment firms based on 2014 revenue.

Our board of directors authorized the valuation committee, which is comprised solely of independent directors, to review CBRE’s valuation analyses and range of estimated NAV per share. CBRE commissioned MAI-certified appraisals for each property from the CBRE Valuation and Advisory Services Group. The estimated value for real estate assets was determined utilizing a discounted cash flow approach and was tested for reasonableness using the direct capitalization approach. On March 6, 2014, the board of directors determined $5.20 as the estimated NAV by taking into account CBRE’s valuation report and information provided by a variety of sources, including our advisor and Jefferies.

Compared to other commercial property types, the valuation of our portfolio is more complex as there are limited comparable transactions where similar properties are bought and sold. It is also important to note that the board of directors made the decision that a deduction for estimated transaction fees and closing costs related to the strategic alternatives process was appropriate in determining the 2014 net asset value.

To estimate the value of our real estate assets, which is by far the most significant component of the overall net asset value; our portfolio was split between wholly-owned and partially-owned properties. CBRE’s appraisals for our wholly-owned properties utilized an unlevered 10-year discounted cash flow analysis on a property-by-property basis. For properties with third-party leases, the valuations represent the leased-fee value, with certain exceptions, based on rents we expect to receive. The terminal values in the discounted cash flow analyses were estimated by dividing the forward year’s net operating income by the terminal capitalization rates estimated by CBRE’s appraisers. Terminal cap rates vary by location, asset age, quality and supply and demand dynamics for each market. A valuation range was calculated by varying the discount rates and terminal cap rates. Significant one-time capital expenditures, where applicable, were also deducted from property values.

In order to reach a value on our partially-owned joint venture assets, CBRE assumed the sale of partially-owned portfolios on December 31, 2014 and derived the net proceeds after debt repayment based on the specific joint venture promote structures within each partnership agreement to properly reflect our economic interest in each asset. Similar to our wholly-owned properties, CBRE relied on the discounted cash flow approach.

I will now turn the call over to Joe Johnson, CNL Lifestyle Properties’ chief financial officer, to summarize the key factors impacting the NAV and to describe other administrative matters.

Factors Impacting NAV and Other Administrative Matters

The most significant factors contributing to the decrease of our estimated 2014 NAV from our 2013 NAV was the emergence of real-time, market-based values that we have obtained with Jefferies through our aggressive marketing of the Company’s portfolio over the last year. Additionally, performance of certain assets, while in many cases improved over prior periods, did not achieve our previous forecasts.

The real-time, market-based price discovery data that we received since March last year was based on numerous discussions, negotiations and offers from various potential buyers, which are the result of nearly a year’s worth of engagement with 150 plus potential candidates for various components of our portfolio. Through this process, we have determined that the value of our assets is lower than our estimated 2013 NAV. In particular, our ski and mountain lifestyle and attractions assets have been perceived as less valuable by market participants versus our valuation from a year ago when this new price discovery data was not available for our consideration. Further, unlike last year, in the 2014 estimated NAV we have also deducted estimated transaction costs and expenses related to the liquidation of the portfolio, as well as the estimated costs associated with debt repayments given where we are at in the process of evaluating liquidity options.

As I mentioned before, another factor driving the reduction of the estimated NAV was portfolio performance that, in certain instances, did not meet our and our operators’ forecasts. Overall, our portfolio generally exceeded prior year performance, and in many cases, 2014 was substantially better than 2013; however, the performance of our portfolio as a whole in 2014 did not meet budgeted expectations. For example, in attractions the primary contributor to not meeting our forecast was Darien Lake, our largest theme park located outside of Buffalo, New York, which experienced significant weather and operational challenges last season and recorded EBITDA of $3.7 million in 2014 versus $5.6 million in 2013. As a result, in December we proactively engaged a new operator at Darien Lake that has already begun to measurably improve operations and economics. Notwithstanding this operator change, resetting cash flow expectations in our largest attractions asset had a negative impact on the estimated NAV.

Our board of directors estimated our net asset value to be approximately $1.7 billion. Broken down by major assets and liabilities, this includes approximately $2.6 billion in real estate value and $266 million in cash and other assets; offset by approximately $1.0 billion in debt and $70 million in accounts payable and other liabilities. As I mentioned earlier, we also chose to deduct $47 million in estimated transaction fees and closing costs based on expected sales of our assets as well as the estimated costs associated with debt repayments given where we are at in the liquidity process.

Dividing our total net asset value by approximately 325 million shares outstanding as of December 31, 2014, results in an estimated net asset value per share of $5.20.

On March 6, 2015, our board of directors also approved the reduction of the quarterly cash distributions for the first quarter of 2015 to $0.05 per share. This action was taken with the intent of ensuring that the level of cash distributions that we pay are consistent with the expected reduction in our remaining earnings base and the related cash flows, which is driven by the sale of properties.

I will now pass it back to Steve Mauldin.

Looking Ahead

As previously mentioned, our actions to date to provide liquidity include the sale of our entire portfolio of golf courses, plus firm agreements to sell our entire senior housing portfolio and also our joint venture interest in the Dallas Market Center. The proceeds from our senior housing portfolio sale, along with other expected pending and/or future dispositions are anticipated to be used to retire existing debt, including the Company’s senior unsecured notes, and we believe position us to begin providing liquidity to shareholders as early as the third quarter of 2015.

Just like I mentioned before, we will continue to work aggressively with our investment bankers and advisors to identify and execute strategic liquidity alternatives for the balance of the portfolio. Potential strategic alternatives could include: the sale of the Company or our assets; a merger with another company; or listing our common stock on a national exchange. Extensive discussions and negotiations are active and ongoing for the remainder of the portfolio and Company, and we will share additional details of these results as opportunities unfold and become definitive.

As we near the end of the Company’s life cycle, we remain committed to alignment with our shareholders. To this point, our advisor will continue to recognize the waiver and reduction of its advisory fees, made effective April 1st of 2014, which includes the full elimination of all fees related to acquisitions on equity, performance, debt acquisition and dispositions; as well as a reduction in asset management fees.

As I mentioned on the front-end of today’s call, due to the formal and very dynamic negotiations process that we continue to be engaged in on a real-time basis for a substantial portion of the portfolio, we will not be offering an open Question and Answer session in today’s call. Should you have any questions about the information we have discussed today, we encourage you to contact CNL Client Services at telephone number: 866-650-0650. We also intend to file this presentation on our website at CNLLifestyleREIT.com for additional reference and invite you to join us for our upcoming, regularly scheduled earnings call to be held during the last week of March. In addition, we encourage you to review our Form 8-K that we filed with the SEC on Thursday, March 10, 2015, which contains further details on our estimated net asset value, our very thorough valuation process and other news shared today.

On behalf of our board of directors and entire management team I’d like to thank each of you for your time and interest today. Thank you very much – this concludes today’s call.